NEWS RELEASE

FOR IMMEDIATE RELEASE

December 15, 2010

CAPITOL FEDERAL FINANCIAL ANNOUNCES STOCKHOLDER APPROVAL OF PLAN OF CONVERSION AND REORGANIZATION AND COMPLETION OF SYNDICATED OFFERING

TOPEKA, Kansas - Capitol Federal Financial (NASDAQ:CFFN), announced today that the stockholders of Capitol Federal Financial have approved the plan of conversion and reorganization pursuant to which Capitol Federal Savings Bank MHC will convert to the stock holding company form of organization.  Upon completion of the conversion and reorganization, Capitol Federal Savings Bank MHC (“MHC”) and Capitol Federal Financial (“CFFN”) will cease to exist, and Capitol Federal Financial, Inc., a newly-formed Maryland corporation, will become the 100% publicly owned parent stock holding company for Capitol Federal Savings Bank.

Capitol Federal Financial, Inc. also announced that it has completed the syndicated portion of its offering and expects to complete the offering at the minimum of the offering range.  Capitol Federal Financial, Inc. expects to sell a total of 118,150,000 shares of common stock in the resolicitation, community and syndicated offerings at $10.00 per share, including 4.7 million shares to be purchased by the Bank's Employee Stock Ownership Plan.  Gross proceeds from the offering are expected to be $1.18 billion.  Orders for 38.5 million shares of common stock were received and accepted in the resolicitation and community offerings, which will be filled in full.

As part of the conversion, each currently outstanding share of CFFN’s common stock, other than shares held by the MHC, will be converted into the right to receive 2.2637 shares of Capitol Federal Financial, Inc. common stock.  The exchange ratio ensures that, after the conversion and offering, the existing public stockholders will maintain approximately the same ownership interest in Capitol Federal Financial, Inc. as they owned in CFFN.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Shares of CFFN common stock currently held by the MHC will be cancelled.  Upon completion of the stock offering and exchange, Capitol Federal Financial, Inc. will have approximately 167.5 million shares outstanding.

The conversion and offering are expected to be completed at the close of business on December 21, 2010, subject to receipt of final regulatory approvals and other customary closing conditions.  CFFN’s common stock will continue to trade on the Nasdaq Global Select Market under the trading symbol CFFN through December 21, 2010.  Beginning on December 22, 2010, the shares of Capitol Federal Financial, Inc. common stock will trade on the Nasdaq Global Select Market under the trading symbol CFFND for a period of 20 trading days.  Thereafter, the trading symbol will revert to CFFN.

All shares of Capitol Federal Financial, Inc. will be in book-entry form and paper stock certificates will not be issued.  Statements reflecting ownership of shares of common stock purchased in the resolicitation and community offerings are expected to be mailed to subscribers on or about December 23, 2010.  Current CFFN stockholders holding shares in street name or in book-entry form will receive shares of Capitol Federal Financial, Inc. within their accounts.  Current CFFN stockholders holding shares in certificated form will be mailed a letter of transmittal following the closing of the transaction and will receive ownership statements reflecting their shares of Capitol Federal Financial, Inc. common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Sandler O'Neill & Partners, L.P. managed the subscription, resolicitation and community offerings and acted as sole book-running manager of the syndicated offering. Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne Agee & Leach, Inc. and Stifel, Nicolaus & Company, Inc. acted as co-managers of the syndicated offering.  Silver Freedman & Taff, L.L.P. acted as legal counsel to CFFN and Capitol Federal Financial, Inc. in connection with the offering and conversion.

CFFN is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 46 branch locations in Kansas and Missouri and is one of the largest residential lenders in the State of Kansas.  News and other information about CFFN can be found at the Bank’s website, http://www.capfed.com.

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including delays in consummation of the conversion and offering, changes in economic conditions in the CFFN’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in Capitol Federal Savings Bank’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of CFFN, and after the conversion Capitol Federal Financial, Inc., to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in CFFN’s or New Capitol Federal Financial, Inc.’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent CFFN’s and Capitol Federal Financial, Inc.’s judgment as of the date of this release. CFFN and Capitol Federal Financial, Inc. disclaim, however, any intent or obligation to update these forward-looking statements.

A registration statement relating to these securities has been filed with the SEC. This news release is not an offer to sell or the solicitation of an offer to buy common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

For further information contact:

John Dicus	Kent Townsend
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 231-6370	(785) 231-6360
jdicus@capfed.com	ktownsend@capfed.com

Jim Wempe
Vice President, Investor Relations
700 S Kansas Ave.
Topeka, KS 66603
(785) 270-6055
jwempe@capfed.com